SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 30, 2003

ACTIVCARD CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	450485038

(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Item 7.    Financial Statements and Exhibits.

Exhibit

99.1    Press release dated April 30, 2003

Item 9.    Regulation FD Disclosure.

On April 30, 2003, ActivCard Corp. (the “Company”) issued a press release announcing first quarter results (the “Press Release”). A copy of the Press Release is furnished herewith as Exhibit 99.1.

On April 30, 2003, the Company held a conference call complementary to the Press Release. The Company disclosed the information set forth below on the conference call that was in addition to the information disclosed in the Press Release:

“ . . . Revenues by product group were as follows: card issuance and management infrastructure, $3 million, or 23 percent of revenue; smart card client software, $3.4 million, or 26 percent of revenues; token client devices, $2.3 million, or 18 percent of revenue; readers, $3 million, or 22 percent of revenues; maintenance and support, $1.4 million, or 11 percent of revenues. The company sold 558,000 units of ActivCard Gold client software, tokens and USB keys during the quarter compared to 600,000 of the same in the fourth quarter. Included in this number are more than 360,000 licenses of ActivCard Gold client software’s previously mentioned and a 198,000 token and USB keys during the quarter. Gross margin for the quarter was 61 percent, which was lower than the 66 percent margin achieved in the fourth quarter. . . . ”

Additionally, in response to a question, the Company estimated that its gross margins for the quarter ended March 31, 2003 were approximately as follows: client software 95-98%; card readers 20%; tokens 65%; PS works 70-75%; and maintenance 70-75%. These figures were provided as estimates only.

The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that such additional information is material, or that investors should consider this information before making an investment decision with respect to any security of the Company.

This information furnished under “Item 9. Regulation FD Disclosure” and the exhibit attached hereto are intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release 33-8216.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 2, 2003

ACTIVCARD CORP.

By:	/s/ BLAIR W. GEDDES
Blair W. Geddes Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 30, 2003.